For information, contact:

Rosalind Morville

Sr. Public Relations Manager

Pegasystems Inc.

(617) 866-6029

rosalind.morville@pega.com

Doreen Maciak

Sr. Account Manager

Lois Paul and Partners

(781) 782-5832

doreen_maciak@lpp.com

Pegasystems Appoints Craig A. Dynes as Chief Financial Officer

CAMBRIDGE, Mass., September 7, 2006 -- Pegasystems Inc. (Nasdaq: PEGA), the leader in unified process and rules technology, today announced the appointment of Craig A. Dynes as Chief Financial Officer, effective immediately.

"We are pleased to welcome Craig to the Pegasystems team. His managerial experience, along with his understanding of public company financial planning and controls, will be invaluable as we continue our focus on market leadership and growth," said Alan Trefler, founder and CEO.

"The BPM market represents an exciting opportunity as companies seek to better align the interaction of their people, systems and policies," said Mr. Dynes. "I am delighted to join a company which is helping to both define and lead the market."

Mr. Dynes, 51, brings extensive financial management and software experience to Pegasystems, most recently as CFO at Demandware, a venture-backed enterprise software firm. Previously he was President and CEO of Narad Networks, where he led the company's successful turnaround effort. Other experience includes serving as CFO of SilverStream Software (acquired by Novell) and holding senior financial positions at Sybase and Powersoft through periods of enhanced growth and profitability. Mr. Dynes is a graduate of the Richard Ivey School of Business Administration, the University of Western Ontario.

Mr. Dynes' appointment follows the departure of former CFO Chris Sullivan who resigned in May to take a position with a private company. Shawn Hoyt, who had been serving as interim CFO, will return to his position as the company's General Counsel.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change™.

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, manufacturing and government markets drive growth and productivity.

Headquartered in Cambridge, MA, Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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